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                                                                    EXHIBIT 23.2

                    Consent of KPMG LLP, Independent Auditors

The Board of Directors
Nuvelo, Inc.

We consent to incorporation by reference in this registration statement on Form S-8 of Nuvelo, Inc., formerly known as Hyseq, Inc., of our report dated February 5, 2002, relating to the consolidated balance sheets of Nuvelo, Inc. and subsidiaries, as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 2001, which report appears in the December 31, 2001, annual report on Form 10-K/A (Amendment No. 2) of Nuvelo, Inc.

                                           /s/ KPMG LLP

San Francisco, California
February 7, 2003